UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 23, 2008

Lakeland Industries, Inc.
(Exact Name Of Registrant As Specified In Charter)

Delaware	0-15535	13-3115216
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410
(Address of principal executive offices, including zip code)

(631) 981-9700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 23, 2008, Lakeland Industries, Inc. (the “Company”) entered into an interest rate swap agreement (the “Swap Transaction”) with Wachovia Bank, NA, pursuant to a confirmation that incorporates the 1992 ISDA Master Agreement, as amended in 2006.  The Swap Transaction contains customary representations and warranties and covenants and may be terminated prior to its expiration, including as a result of the prepayment of the Company’s current credit facilities.  Any such early termination may require the Company to make additional payments to the counterparty.

The Company entered into the Swap Transaction in order to hedge the floating rate interest risk on its current credit facilities.  The Swap Transaction has an effective date of September 19, 2008.  Under the terms of the Swap Transaction, the Company is required to make monthly payments based on a fixed rate of interest on a notional amount to the counterparty while the counterparty is obligated to make monthly floating rate payments on the same notional amount to the Company based on the one month London Interbank Offered Rate.  All interest rates are calculated based on a 360-day year for actual days elapsed.  The Swap Transaction has a notional amount of $18,000,000, a fixed interest rate of 2.96%, and a termination date of July 7, 2010.  Our actual cost of borrowing will be the rates discussed above plus an applicable pricing margin, which is currently 0.70%.

Item 2.03.  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

(d)	Exhibits

10.1	Schedule to the Master Agreement dated as of September 19, 2008 between Wachovia Bank, National Association (“Party A”) and Lakeland Industries, Inc. (“Party B”)

10.2	ISDA® International Swap Dealers Association, Inc. Master Agreement dated as of September 19, 2008 between Wachovia Bank, National Association and Lakeland Industries, Inc.

10.3	Secretary and Officer Resolution dated as of September 22, 2008

10.4	Derivatives Settlements and Authority to Honor Drafts dated as of September 22, 2008 between Wachovia Bank, National Association and Lakeland Industries, Inc.

10.5	General Counsel Letter

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.
(Registrant)
Date: September 23, 2008	/s/ Christopher J. Ryan
Christopher J. Ryan President & CEO